EXHIBIT 99.1

Star Gas Partners, L.P. Announces Distribution by Kestrel Energy Partners

STAMFORD, Conn., Feb. 17, 2017 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced that it has been advised by Kestrel Energy Partners, LLC ("Kestrel") that Kestrel has distributed approximately 12.7 million common units of limited partnership interests of Star held by its wholly-owned subsidiary KM2, LLC (“KM2”) to its Members in accordance with the terms of Kestrel’s and KM2’s operating agreements, respectively. Following the distribution of these units, Kestrel, through its wholly-owned subsidiary Kestrel Heat, LLC, the general partner of the Partnership, will continue to own 325,729 general partner units and 500,000 common units of the Partnership.  Kestrel acquired the general partner units and a substantial majority of its common units in 2006 in connection with a strategic recapitalization of Star.  Paul A. Vermylen, Jr., Chairman of the Board of Directors of Star’s general partner, has advised us that he intends to retain the units received in the distribution for the foreseeable future.

The Partnership also has been advised by Yorktown Energy Partners VI, L.P. (“Yorktown”), a significant investor in Kestrel, that Yorktown has distributed three million common units of the Partnership to its limited and general partners in accordance with the terms of its partnership agreement.  Following the distribution of these units, Yorktown will continue to own approximately 7.5 million common units of the Partnership.  Yorktown has informed the Partnership that although the distributed units can be immediately resold by non-affiliates, the principals of the general partner of Yorktown intend to retain the common units received as a result of the distribution for the foreseeable future.

Commenting on the unit distribution, Steve Goldman, Star’s President and Chief Executive Officer stated, "We are grateful for the long-term and ongoing support from Kestrel and its investors."

About Star Gas Partners, L.P.
Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with future plans with respect to Kestrel’s members and Yorktown’s principals with respect to the units. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2016 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal quarter ended December 31, 2016. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-K and Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

CONTACT:
Star Gas Partners
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com